FOR IMMEDIATE RELEASE:        August 25, 1998

CONTACT:                      Denis Marchand
                              VP Finance & Administration
                              Access Solutions International, Inc.
                              401-295-2691



                 ACCESS SOLUTIONS INTERNATIONAL, INC. ANNOUNCES
            TERMINATION OF MERGER AGREEMENT AND DELISTING FROM NASDAQ


NORTH KINGSTOWN, R.I.--Robert H. Stone, president and chief executive officer of Access Solutions International, Inc. (OTC EBB: ASIC), announced today, the termination of its Merger Agreement with Paperclip Software, Inc. and the voluntary delisting of ASI's stock from The NASDAQ SmallCap Market.

PaperClip Software, Inc. and Access Solutions International, Inc. had previously announced on May 27, 1998 that the Merger Agreement between the companies had not been consummated because certain financing contingencies necessary to complete the merger had not been satisfied. At that time, the deadline to complete the merger was extended to August 24, 1998. ASI notified PaperClip today that it will not extend the Merger Agreement and allow it to terminate under terms provided by that agreement.

Robert H. Stone president and CEO of ASI said: "We are disappointed that we could not conclude the merger with PaperClip but have been and will continue to pursue other strategic intitiatives."

On May 22, 1998, Access Solutions International, Inc. was notified by NASDAQ that it longer met the requirements for continued listing on The NASDAQ SmallCap Market. These requirements called for minimum net tangible assets of $2 million, market capitalization of $35 million, or net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. ASI subsequently notified NASDAQ that it was seeking funding that would enable it to meet the requirements for continued listing, and that ASI wished to appeal the NASDAQ determination. On August 12, 1998, Access Solutions International, Inc. notified NASDAQ that it was voluntarily requesting delisting as the funding had not been obtained. Shares of ASI are now traded on the Over The Counter Electronic Bulletin Board (OTC EBB: ASIC).

Access Solutions International, Inc. designs, develops, manufactures and markets information storage and retrieval systems, including both software and hardware.

NOTE: Any statements released by Access Solutions International, Inc. that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect the company's business prospects and performance. These include economic, competitive, governmental, technological and other factors discussed in the company's filings with the SEC on forms 10-KSB and 10-QSB.